Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying combined consolidated financial statements, related notes included thereto and Item 1A., “Risk Factors,” appearing elsewhere in this Annual Report on Form 10-K.

Overview

We have a diverse global portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. We hold investments in entities that have ownership or leasehold interests in 67 properties, consisting of premium-branded hotels and resorts with over 35,000 rooms, of which over 85% are luxury and upper upscale and nearly 90% are located in the U.S. Our high-quality portfolio includes hotels in major urban and convention areas, such as New York City, Washington, D.C., Chicago, San Francisco and London; premier resorts in key leisure destinations, including Hawaii, Orlando and Key West; and a number of properties adjacent to major gateway airports, such as Los Angeles International, Chicago O’Hare, Boston Logan and Miami Airport, and select suburban locations.

Our objective is to be the preeminent lodging REIT and to generate premium long-term total returns for our stockholders through proactive and sophisticated asset management, value-enhancing investment and disciplined capital allocation.  As a pure-play real estate company with direct access to capital and independent financial resources, we believe our enhanced ability to implement compelling return on investment initiatives within our portfolio represents a significant embedded growth opportunity. Finally, given our scale and investment expertise, we believe we will be able to successfully execute single-asset and portfolio acquisitions and dispositions to further enhance the value and diversification of our assets throughout the lodging cycle, including potentially taking advantage of the economies of scale that could come from consolidation in the lodging REIT industry.

We operate our business through two operating segments, our consolidated hotels and unconsolidated hotels. We consider our consolidated hotels to be our only reportable segment. Total hotel revenue, includes rooms, food and beverage and other revenue, excluding revenue from our laundry business and other miscellaneous revenue, from both our comparable and non-comparable consolidated hotels.

Spin-Off from Hilton Worldwide Holdings Inc.

On January 3, 2017, Hilton Worldwide Holdings Inc. (“Hilton” or “Parent”) completed the spin-off of a portfolio of hotels and resorts that resulted in the establishment of Park Hotels & Resorts Inc. as an independent, publicly traded company.

In connection with the spin-off, we entered into agreements, including long-term hotel management and franchise agreements, with our hotel managers that have either not existed historically, or that are on different terms than the terms of the arrangement or agreements that existed prior to the spin-off. Our historical combined consolidated financial statements do not reflect the effect of these new or revised agreements and our historical expenses, including corporate and other expense and management fee expense, may not be reflective of our combined consolidated results of operations, financial position and cash flows had we been a stand-alone company during the periods discussed in our “Results of Operations” section.

We intend to make an election to be taxed as a REIT for U.S. federal income tax purposes beginning January 4, 2017. We are currently structured and operate consistent with the requirements to be a REIT and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, except as it relates to our U.S. taxable REIT subsidiaries, we generally will not be subject to U.S. federal income tax on net taxable income that we distribute annually to our stockholders. In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the real estate composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. In order to comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations.

We expect to make distributions to our stockholders in amounts that equal or exceed the requirements to qualify and maintain our qualification as a REIT. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. Although we currently anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs (to avoid corporate level taxation), it is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions.

Basis of Presentation

The discussion below relates to the financial position and results of operations of a combination of entities under common control that have been “carved out” of Hilton’s consolidated financial statements and reflect significant assumptions and allocations. The historical combined consolidated financial statements reflect our historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Refer to Note 2: “Basis of Presentation and Summary of Significant Accounting Policies” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

The historical combined consolidated financial statements includes the financial position and results of operations of the DoubleTree Hotel Missoula/Edgewater and the Hilton Templepatrick Hotel & Country Club in each of the periods discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In September 2016, we distributed interests in entities with ownership interests in these two hotels as they were not retained by us after the spin-off. Accordingly, these properties were not reflected in our combined consolidated financial statements from and after such distribution. These properties were not material to our financial position or results of operations in any of the periods reflected in the historical combined consolidated financial statements included in this Annual Report on Form 10-K. Refer to Note 13: “Related Parties” in our audited combined consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Principal Components of and Factors Affecting Our Results of Operations

Revenues

Revenues from our properties are primarily derived from two categories of customers: transient and group, which account for approximately two thirds and one third, respectively, of our rooms revenue. Transient guests are individual travelers who are traveling for business or leisure. Group guests are traveling for group events that reserve rooms for meetings, conferences or social functions sponsored by associations, corporate, social, military, educational, religious or other organizations. Group business usually includes a block of room accommodations, as well as other ancillary services, such as meeting facilities, catering and banquet services. A majority of our food and beverage sales and other ancillary services are provided to customers who also are occupying rooms at our properties. As a result, occupancy affects all components of revenues from our properties.

Principal Components

Rooms. Represents the sale of room rentals at our properties and accounts for a substantial majority of our total revenue.

Food and beverage. Represents revenue from group functions, which may include both banquet revenue and audio and visual revenue, as well as revenue from outlets such as restaurants and lounges at our properties.

Other. Represents ancillary revenue for guest services provided at our properties, including parking, telecommunications, golf course and spa. Also includes tenant leases and other rental revenue, as well as revenue from our laundry business.

Factors Affecting our Revenues

Consumer demand. Consumer demand for our products and services is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Leading indicators of demand include gross domestic product, non-residential fixed investment and the consumer price index. Declines in consumer demand due to adverse general economic conditions, reductions in travel patterns, lower consumer confidence and adverse political conditions can lower the revenues and profitability of our properties. Further, competition for guests and the supply of services at our properties affect our ability to sustain or increase rates charged to customers at our properties. As a result, changes in consumer demand and general business cycles have historically subjected and could in the future subject our revenues to significant volatility. In addition, leisure travelers make up the majority of our transient demand. Therefore, we will be significantly more affected by trends in leisure travel than trends in business travel.

Supply. New room supply is an important factor that can affect the lodging industry’s performance. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. The addition of new competitive hotels and resorts affects the ability of existing hotels and resorts to sustain or grow RevPAR, and thus profits. New development is determined largely by construction costs, the availability of financing and expected performance of existing hotels and resorts.

Expenses

Principal Components

Rooms. These costs include housekeeping, reservation systems, room supplies, laundry services at our properties and front desk costs.

Food and beverage. These costs primarily include food, beverage and the associated labor and will correlate closely with food and beverage revenues.

Other departmental and support. These costs include labor and other costs associated with other ancillary revenue, such as parking, telecommunications, golf course and spa, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.

Other property-level. These costs consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance.

Management fees. Base management fees are computed as a percentage of gross revenue.  Incentive management fees generally are paid if specified financial performance targets are achieved.  In connection with the spin-off, we entered into new management agreements, refer to Item 1: “Business – Management Agreements,” included elsewhere in this Annual Report on Form 10-K for additional information.

Depreciation and amortization. These are non-cash expenses that primarily consist of depreciation of fixed assets such as buildings, furniture, fixtures and equipment at our properties and certain assets from our laundry facilities, as well as amortization of finite lived intangible assets.

Corporate and other. These costs include general and administrative expenses, expenses for our laundry business and transaction costs arising from acquisitions of properties. General and administrative expenses consist primarily of compensation expense for our corporate staff and personnel supporting our business, professional fees, travel and entertainment expenses, and office administrative and related expenses. Hilton allocated these general and administrative expenses to us on the basis of financial and operating metrics that were historically used by Hilton to allocate resources and evaluate performance against its strategic objectives.

Factors Affecting our Costs and Expenses

Variable expenses. Expenses associated with our room expense and food and beverage expense are mainly affected by occupancy and correlate closely with their respective revenues. These expenses can increase based on increases in salaries and wages, as well as on the level of service and amenities that are provided. Additionally, food and beverage expense is affected by the mix of business between banquet, catering and outlet sales.

Fixed expenses. Many of the other expenses associated with our properties are relatively fixed. These expenses include portions of rent expense, property taxes, insurance and utilities. Since we generally are unable to decrease these costs significantly or rapidly when demand for our properties decreases, any resulting decline in our revenues can have a greater adverse effect on our net cash flow, margins and profits. This effect can be especially pronounced during periods of economic contraction or slow economic growth. The effectiveness of any cost-cutting efforts is limited by the amount of fixed costs inherent in our business. As a result, we may not be able to successfully offset revenue reductions through cost cutting. The individuals employed at certain of our properties are party to collective bargaining agreements that may also limit the manager’s ability to make timely staffing or labor changes in response to declining revenues. In addition, any efforts to reduce costs, or to defer or cancel capital improvements, could adversely affect the economic value of our properties. We have taken steps to reduce our fixed costs to levels we believe are appropriate to maximize profitability and respond to market conditions without jeopardizing the overall customer experience or the value of our properties.

Changes in depreciation and amortization expense. Changes in depreciation expense are due to renovations of existing properties, acquisition or development of new properties, the disposition of existing properties through sale or closure or changes in estimates of the useful lives of our assets. As we place new assets into service, we will be required to recognize additional depreciation expense on those assets.

Other Items

Effect of foreign currency exchange rate fluctuations

Certain of our properties operations are conducted in functional currencies other than our reporting currency, which is the United States (“U.S.”) dollar (“USD”), and we have assets and liabilities denominated in a variety of foreign currencies. As a result, we are required to translate those results, assets and liabilities from the functional currency into USD at market based exchange rates for each reporting period. When comparing our results of operations between periods, there may be material portions of the changes in our revenues or expenses that are derived from fluctuations in exchange rates experienced between those periods.

Seasonality

The lodging industry is seasonal in nature. However, the periods during which our properties experience higher or lower levels of demand vary from property to property and depend upon location, type of property and competitive mix within the specific location.

Key Business Metrics Used by Management

Comparable Hotels Data

We present certain data for our properties on a comparable hotel basis as supplemental information for investors. We define our comparable hotels as those that: (i) were active and operating in our system since January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption, undergone large-scale capital projects or for which comparable results are not available. We present comparable hotel results to help us and our investors evaluate the ongoing operating performance of our comparable hotels.

Of our 58 and 59 properties that we consolidated as of December 31, 2016 and 2015, respectively, 50 and 48 properties, respectively, have been classified as comparable hotels. Our non-comparable hotels were removed from the comparable group in the periods above because they were acquired, sold or underwent large-scale capital projects during the current or prior year.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a property or group of properties. Occupancy measures the utilization of our properties’ available capacity. Management uses occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.

Average Daily Rate

ADR represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a property and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a property or group of properties. ADR is a commonly used performance measure in the hotel industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room

We calculate Revenue per Available Room (“RevPAR”) by dividing rooms revenue by total number of room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key factors of operations at a property or group of properties: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

References to RevPAR, ADR and occupancy are presented on a comparable basis and references to RevPAR and ADR are presented on a currency neutral basis (all periods use the same exchange rates), unless otherwise noted.

Non-GAAP Financial Measures

We also evaluate the performance of our business through certain other financial measures that are not recognized under U.S. GAAP. Each of these non-GAAP financial measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and net income.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA Margin

EBITDA, presented herein, reflects net income excluding interest expense, a provision for income taxes and depreciation and amortization. We consider EBITDA to be a useful measure for investors in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude gains, losses and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) furniture, fixtures and equipment (“FF&E”) replacement reserves required by certain lease agreements; (vi) reorganization costs; (vii) share-based and certain other compensation expenses; (viii) severance, relocation and other expenses; and (ix) other items.

Consolidated Hotel Adjusted EBITDA (“Hotel Adjusted EBITDA”) measures property-level results before debt service, depreciation and corporate expenses for our consolidated properties, including both comparable and non-comparable hotels but excluding properties owned by unconsolidated affiliates, and is a key measure of our profitability. We present Hotel Adjusted EBITDA to help us and our investors evaluate the ongoing operating performance of our consolidated properties.

Hotel Adjusted EBITDA margin, is calculated as Hotel Adjusted EBITDA as a percentage of Total Hotel Revenue.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.

We believe that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing our operating performance and results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect our interest expense;
•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect our tax expense;
•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations; and
•	other companies in our industry may calculate EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin differently, limiting their usefulness as comparative measures.

We do not use or present EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin as measures of our liquidity or cash flow. These measures have limitations as analytical tools and should not be considered either in isolation or as a substitute for cash flow or other methods of analyzing our cash flows and liquidity as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect the cash requirements necessary to service interest or principal payments, on our indebtedness;
•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect the cash requirements to pay our taxes;
•	EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA do not reflect any cash requirements for such replacements.

Because of these limitations, EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The following table provides the components of Hotel Adjusted EBITDA:

	Year Ended December 31,
	2016(1)	2015(2)	2014(3)
	(in millions)
Comparable Hotel Adjusted EBITDA	$674	$684	$731
Non-comparable Hotel Adjusted EBITDA	134	131	16
Hotel Adjusted EBITDA	$808	$815	$747

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.
(3)	Based on our 2014 comparable hotels as of December 31, 2014.

The following table provides a reconciliation of Net income to Hotel Adjusted EBITDA:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net income	$139	$299	$181
Interest income	(2)	(1)	(1)
Interest expense	181	186	186
Income tax expense	82	118	117
Depreciation and amortization expense	300	287	248
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	24	25	33
EBITDA	724	914	764
Gain on sales of assets, net	(1)	(143)	—
Gain on foreign currency transactions	(3)	—	(2)
FF&E replacement reserve	3	2	2
Impairment loss	15	—	—
Impairment loss included in equity in earnings from investments in affiliates	17	—	—
Other loss (gain), net(1)	25	6	(25)
Other adjustment items(2)	34	38	15
Adjusted EBITDA	814	817	754
All other(3)	38	45	42
Adjusted EBITDA from investments in affiliates	(44)	(47)	(49)
Hotel Adjusted EBITDA	$808	$815	$747

(1)

Includes $19 million of deferred financing costs expensed in connection with the extinguishment of the CMBS debt in 2016 and a $24 million gain on the equity investments exchange in 2014. Refer to Note 8: “Debt” and Note 3: “Acquisitions” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

(2)	Includes $26 million of non-recurring corporate expenses related to the spin-off in 2016 and $26 million of acquisition costs in 2015.
(3)	Includes EBITDA from our laundry business, corporate and other expenses not included in other adjustment items.

NAREIT FFO attributable to Parent and Adjusted FFO attributable to Parent

We present NAREIT FFO attributable to Parent as a non-GAAP measure of our performance. We calculate NAREIT FFO attributable to Parent (defined as set forth below) for a given operating period in accordance with NAREIT guidelines. NAREIT defines FFO as net income (loss) (calculated in accordance with U.S. GAAP), excluding gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

We also present Adjusted FFO attributable to Parent when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO attributable to Parent for the following items, which may occur in any period, and refer to this measure as Adjusted FFO attributable to Parent:

•	Foreign currency (gain) loss. We exclude the effects of foreign currency (gain) loss as they are not reflective of our ongoing operations.
•

Acquisition Costs. Under U.S. GAAP, costs associated with completed property acquisitions are expensed in the year incurred and affect our net income. We exclude the effect of these costs in presenting FFO because we believe they are not reflective of our ongoing performance.

•

Litigation gains and losses. We exclude the effect of gains or losses associated with litigation recorded under U.S. GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

•	Other gains and losses. In certain circumstances, we may adjust for additional gains or losses that management believes are not representative of our current operating performance.

The following table provides a reconciliation of net income attributable to Parent to NAREIT FFO attributable to Parent and Adjusted FFO attributable to Parent:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Net income attributable to Parent	$133	$292	$176
Depreciation and amortization expense	300	287	248
Impairment loss	15	—	—
Gain on sales of assets, net	(1)	(143)	—
Gain on sale of investments in affiliates	—	—	(24)
Equity investment adjustments:
Equity in earnings from investments in affiliates	(3)	(22)	(16)
Pro rata FFO of investments in affiliates	38	40	40
NAREIT FFO attributable to Parent	482	454	424
Gain on foreign currency transactions	(3)	—	(2)
Acquisition costs	—	26	1
Litigation losses	—	—	4
Loan related costs(1)	22	6	—
Transition costs(2)	26	3	—
Adjusted FFO attributable to Parent	$527	$489	$427

(1)	Represents costs incurred and accelerated amortization of deferred financing fees on extinguished debt.
(2)	Includes the portion of general and administrative expenses allocated to us representing costs incurred related to the spin-off and our establishment as a separate public company.

Comparable Hotel Data

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015

The following table sets forth data for our 2016 comparable hotels by geographic market as of December 31, 2016 and 2015:

	As of December 31, 2016		Year Ended December 31, 2016			Year Ended December 31, 2015
Market	No. of Properties	No. of Rooms	ADR	Occupancy	RevPAR	ADR	Occupancy	RevPAR	Percent Change in RevPAR
New York(1)	2	2,233	$288.54	86.9%	$250.73	$296.45	88.4%	$262.03	(4.3)%
Washington, D.C.	2	1,085	163.68	79.2%	129.70	156.59	77.0%	120.65	7.5%
Florida	2	1,322	149.61	84.3%	126.09	147.74	88.0%	129.95	(3.0)%
New Orleans	2	1,939	178.18	74.7%	133.10	170.35	78.0%	132.79	0.2%
Chicago	4	2,743	181.86	74.6%	135.75	181.71	78.7%	143.00	(5.1)%
Northern California	5	3,264	228.86	84.7%	193.88	221.43	84.5%	187.06	3.6%
Southern California	4	1,304	167.75	85.5%	143.43	164.09	84.7%	138.91	3.3%
Hawaii	2	4,103	242.92	88.0%	213.68	234.15	86.1%	201.72	5.9%
Other	16	6,246	156.12	77.7%	121.34	152.53	79.9%	121.89	(0.5)%
Domestic	39	24,239	200.22	81.5%	163.20	195.79	82.6%	161.81	0.9%
United Kingdom	8	1,462	128.51	78.5%	100.94	125.31	79.4%	99.45	1.5%
Other	3	909	167.82	69.9%	117.24	174.26	69.2%	120.61	(2.8)%
International	11	2,371	142.51	75.2%	107.19	142.54	75.5%	107.57	(0.3)%
All Markets	50	26,610	$195.43	80.9%	$158.20	$191.41	82.0%	$156.96	0.8%

(1)	Includes the Hilton Short Hills.

Our domestic properties experienced RevPAR growth of 0.9%, primarily attributable to an increase in ADR of 2.3%, partially offset by a decrease in occupancy of 1.1 percentage points. Our Washington D.C. and Hawaii properties led RevPAR growth, with Washington, D.C. showing an increase in ADR of 4.5% and an increase in occupancy, primarily from transient business, while Hawaii showed an increase in ADR of 3.7% and an increase in occupancy from group business. Our Chicago and New York properties experienced a decline in RevPAR, primarily attributable to declines in occupancy, mainly resulting from a decrease in group business in Chicago and a decrease in transient business in New York.

On a currency neutral basis, our international properties experienced a decrease in RevPAR of 0.3%, primarily attributable to a decrease in ADR in Brazil, partially offset by RevPAR growth at our European properties.

The following table sets forth data for our 2016 comparable hotels by property type as of December 31, 2016 and 2015:

	As of December 31, 2016		Year Ended December 31, 2016			Year Ended December 31, 2015
Property Type	No. of Properties	No. of Rooms	ADR	Occupancy	RevPAR	ADR	Occupancy	RevPAR	Percent Change in RevPAR
Urban	16	10,788	$215.84	79.2%	$170.97	$214.78	81.2%	$174.48	(2.0)%
Resort	7	6,277	219.30	84.1%	184.33	210.95	84.0%	177.26	4.0%
Airport	13	6,355	157.04	83.2%	130.67	152.46	83.9%	127.97	2.1%
Suburban	14	3,190	156.13	76.2%	118.94	151.28	76.8%	116.11	2.4%
All Types	50	26,610	$195.43	80.9%	$158.20	$191.41	82.0%	$156.96	0.8%

Our resort properties led the portfolio with RevPAR growth of 4.0%, primarily attributable to the increase in group business at our Hawaii properties. Our suburban properties experienced RevPAR growth of 2.4%, led by an increase in ADR of 3.2%. RevPAR growth at our airport properties was primarily attributable to increased ADR and occupancy at our Washington, D.C. and California properties, partially offset by decreased occupancy in Chicago. Our urban properties experienced a decline in RevPAR of 2.0% primarily as a result of decreases in occupancy in both Chicago and New York, partially offset by RevPAR growth at our European properties.

Year Ended December 31, 2015 Compared with Year Ended December 31, 2014

The following table sets forth data for our 2015 comparable hotels by geographic market as of December 31, 2015 and 2014:

	As of December 31, 2015		Year Ended December 31, 2015			Year Ended December 31, 2014
Market	No. of Properties	No. of Rooms	ADR	Occupancy	RevPAR	ADR	Occupancy	RevPAR	Percent Change in RevPAR
New York(1)	2	2,289	$296.45	88.4%	$262.03	$300.60	89.1%	$267.92	(2.2)%
Washington, D.C.	3	1,403	171.53	77.7%	133.26	164.95	78.0%	128.73	3.5%
Florida	2	1,322	147.74	88.0%	129.95	140.08	88.4%	123.86	4.9%
New Orleans	2	1,939	170.35	78.0%	132.79	168.24	77.5%	130.38	1.8%
Chicago	4	2,743	181.71	78.7%	143.00	177.65	75.7%	134.47	6.3%
Northern California	4	3,029	225.01	84.3%	189.70	209.23	83.3%	174.32	8.8%
Southern California	4	1,304	164.09	84.7%	138.91	158.45	83.3%	132.03	5.2%
Hawaii	2	4,101	234.15	86.1%	201.72	233.10	83.8%	195.29	3.3%
Other	12	5,434	154.28	79.6%	122.87	144.61	78.5%	113.59	8.2%
Domestic	35	23,564	198.02	82.6%	163.54	192.59	81.5%	156.90	4.2%
United Kingdom	9	1,589	138.92	79.0%	109.74	134.28	77.3%	103.81	5.7%
Other	4	1,233	156.84	69.2%	108.50	155.00	66.7%	103.39	4.9%
International	13	2,822	146.17	74.7%	109.20	142.59	72.7%	103.62	5.4%
All Markets	48	26,386	$192.94	81.7%	$157.71	$187.77	80.5%	$151.20	4.3%

(1)	Includes the Hilton Short Hills.

Our domestic properties experienced RevPAR growth of 4.2%, primarily attributable to a combination of an increase in ADR of 2.8% and an increase in occupancy of 1.1 percentage points. Our west coast properties led RevPAR growth at our domestic properties as they benefited from high levels of demand allowing for significant rate improvements for both group and transient business. Our Phoenix and Atlanta properties outperformed the portfolio with RevPAR growth of 12.6% and 9.0%, respectively, as a result of a rate improvement of 10.4% at our Phoenix properties and an increase in occupancy of 4.5 percentage points at our Atlanta property. The RevPAR growth at our domestic properties was partially offset by decreased RevPAR in New York as a result of a significant rooms renovation, timeshare conversion project and construction of new retail space at one of our properties.

On a currency neutral basis, our international properties experienced RevPAR growth of 5.4%, led by our European properties, including the United Kingdom. Overall international RevPAR growth was primarily due to an increase in occupancy of 2.0 percentage points.

The following table sets forth data for our 2015 comparable hotels by property type as of December 31, 2015 and 2014:

	As of December 31, 2015		Year Ended December 31, 2015			Year Ended December 31, 2014
Property Type	No. of Properties	No. of Rooms	ADR	Occupancy	RevPAR	ADR	Occupancy	RevPAR	Percent Change in RevPAR
Urban	17	11,390	$214.36	80.3%	$172.18	$210.98	79.0%	$166.77	3.2%
Resort	7	6,271	211.44	84.0%	177.67	207.39	82.4%	170.95	3.9%
Airport	13	6,355	152.46	83.9%	127.97	142.96	83.4%	119.16	7.4%
Suburban	11	2,370	150.81	76.6%	115.54	146.80	75.0%	110.12	4.9%
All Types	48	26,386	$192.94	81.7%	$157.71	$187.77	80.5%	$151.20	4.3%

Our airport properties led the portfolio with RevPAR growth of 7.4%. The ADR growth of 6.6% was primarily attributed to our west coast airport properties. The RevPAR improvement at our urban properties of 3.2% was a result of an improvement in occupancy of 1.3 percentage points. The RevPAR growth of 3.9% at our resort properties was due to a strong group business at our Hawaii properties. Our suburban properties experienced RevPAR growth of 4.9%, led by high occupancy and average room rate at our Washington, D.C. properties due to transient business.

Results of Operations

The following items have had a significant effect on the year-over-year comparability of our operations and are further discussed in the sections below:

•

In 2015, we added six properties to our portfolio on a net basis as a result of a tax deferred exchange and in the second half of 2014 we added five properties to our portfolio as a result of an equity investments exchange. Refer to Note 3: “Acquisitions” and Note 4: “Disposals” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information. The results of properties added to our portfolio on a net basis in the comparable periods are collectively referred to as our “Recent Acquisitions and Dispositions.”

•

For the years ended December 31, 2016 and 2014, respectively, our results were more significantly affected by disruptive renovations than in typical years, which reduced growth in net income and Adjusted EBITDA when compared to the same period in 2015.

•

For international properties, we are exposed to currency exchange risks in the normal course of business; therefore, changes in operating results discussed in “—Revenue” and “—Operating Expenses” are explained on a currency neutral basis using exchange rates for the most recent period applied to the prior period.

•

We adopted the 11th Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) on January 1, 2015 and modified the presentation of certain property-level revenue and expense line items. These changes include, among other items, certain service charges, which are now reflected on a gross basis and result in an increase to food and beverage revenue with a corresponding increase to food and beverage expense. The adoption of USALI did not affect operating income, net income, or Hotel Adjusted EBITDA. The year ended December 31, 2014 results were not restated for the adoption of USALI.

The following tables reflect certain significant operating results:

Hotel operating results

	Year Ended December 31,
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Total Hotel Revenue	$2,714	$2,675	$2,503	1.5%	6.9%
Hotel Adjusted EBITDA	$808	$815	$747	(0.9)%	9.1%
Hotel Adjusted EBITDA margin(1)	29.8%	30.5%	29.8%	(70) bps	70 bps

(1)	Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by Total Hotel Revenue.

Comparable hotel operating results

	2016 Comparable Hotels			2015 Comparable Hotels
	2016	2015	2016 vs. 2015	2015	2014	2015 vs. 2014
	(in millions)			(in millions)
Comparable Total Hotel Revenue	$2,310	$2,287	1.0%	$2,281	$2,190	4.2%
Comparable Hotel Adjusted EBITDA	$674	$691	(2.5)%	$684	$676	1.2%
Comparable Hotel Adjusted EBITDA margin(1)	29.2%	30.2%	(100) bps	30.0%	30.9%	(90) bps

(1)	Comparable Hotel Adjusted EBITDA margin is calculated as comparable Hotel Adjusted EBITDA divided by comparable Total Hotel Revenue.

In 2016, comparable Hotel Adjusted EBITDA margin decreased 100 basis points compared to 2015, primarily as a result of increased operating expenses outpacing RevPAR growth at the majority of our comparable hotels. The increase in operating expenses was primarily attributable to incremental wages and benefits as a result of additional benefits provided at the beginning of 2016 that were not previously provided in 2015.

In 2015, comparable Hotel Adjusted EBITDA margin decreased 90 basis points compared to 2014, primarily as a result of the adoption of USALI, which caused a decrease in the Hotel Adjusted EBITDA margin of 60 basis points. Additionally, disruption at the Hilton New York due to a significant rooms renovation, the conversion of certain rooms into timeshare units and construction of new retail space around the entrance to the hotel further decreased comparable Hotel Adjusted EBITDA margin by 60 basis points. Excluding the adoption of USALI and the results of the Hilton New York, comparable Hotel Adjusted EBITDA margin increased 30 basis points in 2015.

Revenue

Rooms

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)			(in millions)
Comparable rooms revenue	$1,536	$1,527	0.6%	$1,515	$1,475	2.7%
Non-comparable rooms revenue	259	256	1.2%	268	204	31.4%
Total rooms revenue	$1,795	$1,783	0.7%	$1,783	$1,679	6.2%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

Comparable rooms revenue increased $9 million in 2016 and $40 million in 2015 primarily as a result of an increase in comparable hotel RevPAR of 0.8% and 4.3%, respectively. Additionally, comparable room revenue increased $21 million in 2015 primarily as a result of favorable changes in foreign currency exchange rates. For a discussion of comparable hotel RevPAR see “—Comparable Hotel Data.” Non-comparable rooms revenue increased in 2016 and 2015 primarily as a result of our Recent Acquisitions and Dispositions.

Food and beverage

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(2)	2015(2)	2016 vs. 2015	2015(3)	2014(3)	2015 vs. 2014
	(in millions)			(in millions)
Comparable food and beverage revenue, excluding USALI adoption	$604	$587	2.9%	$544	$542	0.4%
USALI adoption	—	—	NM(1)	45	—	NM(1)
Comparable food and beverage revenue	604	587	2.9%	589	542	8.7%
Non-comparable food and beverage revenue	115	104	10.6%	102	102	—
Total food and beverage revenue	$719	$691	4.1%	$691	$644	7.3%

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	Based on our 2016 comparable hotels as of December 31, 2016.
(3)	Based on our 2015 comparable hotels as of December 31, 2015.

Comparable food and beverage revenue increased $17 million in 2016 and $2 million in 2015 excluding the effects of the adoption of USALI. The increases in food and beverage revenue at our comparable hotels was primarily attributable to an increase in catering revenue. Food and beverage revenue at our non-comparable hotels increased in 2016 compared to 2015 primarily as a result of an increase in catering revenue.

Other

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)
Comparable other hotel revenue	$170	$173	(1.7)%	$163	$156	4.5%
Non-comparable other hotel revenue	30	28	7.1%	38	24	58.3%
Total other hotel revenue	200	201	(0.5)%	201	180	11.7%
Laundry revenue	13	13	—%	13	10	30.0%
Total other revenue	$213	$214	(0.5)%	$214	$190	12.6%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

The increase in Other revenue at our comparable hotels in 2015 was primarily attributable to increases in both resort charges and parking revenue. These increases were partially offset by a decrease in telecommunications revenue resulting from Hilton offering their loyalty program members complimentary internet access in 2015 for reservations made through certain distribution channels. Non-comparable other revenue increased in 2016 and 2015 primarily as a result of our Recent Acquisitions and Dispositions.

Operating Expenses

Rooms

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)			(in millions)
Comparable rooms expense	$404	$394	2.5%	$395	$393	0.5%
Non-comparable rooms expense	62	62	—%	61	64	(4.7)%
Total rooms expense	$466	$456	2.2%	$456	$457	(0.2)%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

Rooms expense increased $10 million at our comparable hotels in 2016, primarily as a result of increases in wages and benefits. Comparable rooms expense increased $2 million during 2015, primarily resulting from higher variable operating costs due to increased occupancy.

Food and beverage

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(2)	2015(2)	2016 vs. 2015	2015(3)	2014(3)	2015 vs. 2014
	(in millions)			(in millions)
Comparable food and beverage expense, excluding USALI adoption	$432	$419	3.1%	$375	$377	(0.5)%
USALI adoption	—	—	NM(1)	45	—	NM(1)
Comparable food and beverage expense	432	419	3.1%	420	377	11.4%
Non-comparable food and beverage expense	71	68	4.4%	67	77	(13.0)%
Total food and beverage expense	$503	$487	3.3%	$487	$454	7.3%

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)	Based on our 2016 comparable hotels as of December 31, 2016.
(3)	Based on our 2015 comparable hotels as of December 31, 2015.

Food and beverage expense at our comparable hotels increased $13 million in 2016 primarily as a result of increases in our costs associated with increased volume in our catering business. Non-comparable food and beverage expense increased $3 million in 2016 and decreased $10 million in 2015.

Other department and support

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)			(in millions)
Comparable other department and support expense	$569	$556	2.3%	$555	$529	4.9%
Non-comparable other department and support expense	99	94	5.3%	95	63	50.8%
Total other department and support expense	$668	$650	2.8%	$650	$592	9.8%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

Other departmental and support expense at our comparable hotels increased $13 million in 2016 primarily as a result of increases in wages and benefits, partially offset by decreases in utilities. The $26 million increase at our comparable hotels in 2015 was primarily a result of increases in wages and benefits, credit card fees and sales and marketing costs, partially offset by decreases in utilities. Our non-comparable hotel other departmental and support expense increased in 2016 and 2015 primarily as a result of our Recent Acquisitions and Dispositions.

Other property-level

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)			(in millions)
Comparable other property-level expense	$154	$154	—%	$155	$150	3.3%
Non-comparable other property-level expense	27	26	3.8%	25	28	(10.7)%
Total other property-level expense	$181	$180	0.6%	$180	$178	1.1%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

In 2015, other property-level expenses at our comparable hotels increased $5 million due to slight increases in our rent expense and property taxes, offset by a slight decline in insurance expense.

Management fees

	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2016(1)	2015(1)	2016 vs. 2015	2015(2)	2014(2)	2015 vs. 2014
	(in millions)			(in millions)
Comparable management fees expense	$80	$78	2.6%	$76	$67	13.4%
Non-comparable management fees expense	11	11	—%	13	10	30.0%
Total management fees expense	$91	$89	2.2%	$89	$77	15.6%

(1)	Based on our 2016 comparable hotels as of December 31, 2016.
(2)	Based on our 2015 comparable hotels as of December 31, 2015.

Management fees at our comparable hotels increased $2 million and $9 million in 2016 and 2015, respectively. The increases were primarily attributable to an increase in our incentive management fees due to both an increase in profitability at certain properties and the number of properties paying incentive fees.

Impairment loss

During the year ended December 31, 2016, we recorded an impairment of $15 million for certain hotel assets resulting from a significant decline in market value of those assets. Refer to Note 9: “Fair Value Measurements” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Depreciation and amortization

The increase in depreciation and amortization expense in 2016 and 2015 primarily resulted from an increase in depreciation and amortization expense from our non-comparable hotels of $8 million and $38 million, respectively, related to assets acquired in 2015.

Corporate and other

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 to 2015	2015 to 2014
	(in millions)
General and administrative expenses(2)	$71	$57	$55	24.6%	3.6%
Acquisition costs	—	26	1	(100.0)%	NM(1)
Laundry expenses	14	13	11	7.7%	18.2%
Total corporate and other	$85	$96	$67	(11.5)%	43.3%

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)

Includes allocations of costs from certain corporate and shared functions provided to us by Parent of $66 million, $56 million, and $52 million, for the years ended December 31, 2016, 2015 and 2014, respectively.

The increase in 2016 as compared to 2015, was primarily attributable to an increase in the allocation of general administrative expenses from corporate and shared functions provided to us by Hilton, which increased primarily related to costs incurred in connection with the spin-off. Refer to Note 3: “Acquisitions” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K.

The increase in 2015 was primarily due to $26 million of property acquisition costs incurred for the year ended December 31, 2015 incurred as a result of the acquisition of six properties in connection with a tax deferred like-kind exchange, compared to $1 million for the year ended December 31, 2014. Refer to Note 3: “Acquisitions” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Gain on sale of assets, net

In 2015, a gain of $143 million was recognized as a result of the sale of the Waldorf Astoria New York. Refer to Note 4: “Disposals” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Non-operating Income and Expenses

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Interest income	$2	$1	$1	100.0%	—%
Interest expense	(181)	(186)	(186)	(2.7)%	—%
Equity in earnings from investments in affiliates	3	22	16	(86.4)%	37.5%
Gain on foreign currency transactions	3	—	2	NM(1)	(100.0)%
Other (loss) gain, net	(25)	(6)	25	NM(1)	NM(1)
Income tax expense	(82)	(118)	(117)	(30.5)%	0.9%

(1)	Fluctuation in terms of percentage change is not meaningful.

Interest expense

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
SF and HHV CMBS Loans(2)	$17	$—	$—	NM(1)	NM(1)
Existing CMBS Loan(3)	121	143	144	(15.4)%	(0.7)%
Mortgage Loans	25	26	22	(3.8)%	18.2%
Unsecured notes	8	5	5	60.0%	—%
Amortization of deferred financing costs	10	11	12	(9.1)%	(8.3)%
Capitalized interest	—	1	3	(100.0)%	(66.7)%
Total interest expense	$181	$186	$186	(2.7)%	—%

(1)	Fluctuation in terms of percentage change is not meaningful.
(2)

In October 2016, we entered into a $725 million CMBS loan secured by the Hilton San Francisco Union Square and the Parc 55 Hotel San Francisco (“SF CMBS Loan”) and a $1.275 billion CMBS loan secured by the Hilton Hawaiian Village (“HHV CMBS Loan”).  Refer to Note 8: “Debt” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

(3)

During 2016, we repaid in full our CMBS loan (“Existing CMBS Loan”) that was entered into in 2013. Refer to Note 8: “Debt” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

The decrease in interest expense of $5 million in 2016 compared to the same period in 2015 was primarily due to a decrease in the amount of CMBS debt outstanding.  We repaid the $3.4 billion Existing CMBS Loan in the fourth quarter of 2016 and replaced it with the $2 billion SF and HHV CMBS loan. Refer to Note 8: “Debt” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Our weighted average debt outstanding during 2016 was $3.8 billion at a weighted average interest rate of 4.0%. Our current debt outstanding is $3.0 billion at a weighted average interest rate of 3.74%, of which approximately 75% is fixed-rate debt, refer to Item 7A: “Interest Rate Risk” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Equity in earnings from investments in affiliates

The decrease in 2016 compared to the same period in 2015 was primarily due to an impairment loss of $17 million recorded in 2016 related to one of our investments in affiliates. Refer to Note 9: “Fair Value Measurements” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

The increase in 2015 compared to the same period in 2014 was primarily due to improved performance at our unconsolidated properties, partially offset by $3 million in equity in earnings included in 2014 from affiliates that were involved in an equity investments exchange and were no longer included in equity in earnings from investments in affiliates after July 2014. Refer to Note 3: “Acquisitions” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Other (loss) gain, net

The increase in other loss, net in 2016 compared to the same period in 2015 was a result of the recognition of $19 million in remaining deferred financing costs associated with the debt payoff of the Existing CMBS Loan, which was fully repaid in December 2016.  Refer to Note 4: “Disposals” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information

The other loss, net in 2015 was a result of the recognition of remaining deferred financing costs associated with a debt payoff in conjunction with the sale of the Waldorf Astoria New York. Refer to Note 4: “Disposals” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

The other gain, net in 2014 was primarily related to a pre-tax gain of $24 million resulting from an equity investments exchange. Refer to Note 3: “Acquisitions” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Income tax expense

The decrease in 2016 was primarily a result of a decrease in our income before income taxes, partially offset by an increase in our effective tax rate. Our effective tax rate in 2015 was lower than our statutory rate as a result of an $81 million reduction in our deferred tax liability related to the sale of the Waldorf Astoria New York and the recognition of $34 million in previously unrecognized deferred tax assets associated with assets and liabilities distributed from liquidated controlled foreign corporations. The increase in 2015 was primarily a result of an increase in income before income taxes, partially offset by aforementioned items that reduced our effective tax rate.  Refer to Note 11: “Income Taxes” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Liquidity and Capital Resources

Overview

As of December 31, 2016, we had total cash and cash equivalents of $350 million, including $13 million of restricted cash. All of our restricted cash balance relates to cash restricted by our debt agreements.

Our known short-term liquidity requirements primarily consist of funds necessary to pay for operating expenses and other expenditures, including reimbursements to the hotel manager for payroll and related benefits, legal costs, operating costs associated with the operation of our properties, interest and scheduled principal payments on our outstanding indebtedness, capital expenditures for renovations and maintenance at our properties, and dividends to our stockholders. Our long-term liquidity requirements primarily consist of funds necessary to pay for scheduled debt maturities, capital improvements at our properties, and costs associated with potential acquisitions.

Our commitments to fund capital expenditures for renovations and maintenance at our properties in 2017 will be funded by cash and cash equivalents, restricted cash to the extent permitted by our lending agreements and cash flow from operations. We have established reserves for capital expenditures (“FF&E reserve”) in accordance with the management agreements we entered into in connection with the spin-off. Generally, our management agreements require that we fund 4% of hotel revenues into a FF&E reserve.

As a REIT, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will be able to retain substantial cash balances that could be used to meet our liquidity needs from our annual taxable income. Instead, we will need to meet these needs from external sources of capital and amounts, if any, by which our cash flow generated from operations exceeds taxable income.

We finance our business activities primarily with existing cash and cash generated from our operations. We believe that this cash will be adequate to meet anticipated requirements for operating expenses and other expenditures, including payroll and related benefits, legal costs and capital expenditures for the foreseeable future. The objectives of our cash management policy are to maintain the availability of liquidity, minimize operational costs, make debt payments and fund our capital expenditure programs and future acquisitions. Further, we have an investment policy that is focused on the preservation of capital and maximizing the return on new and existing investments.

Sources and Uses of Our Cash and Cash Equivalents

The following tables summarize our net cash flows and key metrics related to our liquidity:

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Net cash provided by operating activities	$399	$519	$516	(23.1)%	0.6%
Net cash (used in) provided by investing activities	(210)	230	(120)	NM(1)	NM(1)
Net cash provided by (used in) financing activities	74	(715)	(401)	NM(1)	78.3%

(1)	Fluctuation in terms of percentage change is not meaningful.

Operating Activities

Cash flow from operating activities are primarily generated from the operating income generated at our properties.

The $120 million decrease in net cash provided by operating activities in the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily due to increased hotel operating expenses, primarily wages and benefits, coupled with the timing of payments to hotel managers, resulting in an $18 million decrease, and the timing of collection of receipts from customers resulting in a $9 million decrease.  Additionally, there was an $8 million decrease in distributions from unconsolidated affiliates representing returns on our investment. The decrease was partially offset by a decrease in acquisition transactions costs of $26 million and a $7 million decrease in cash paid from interest.

The $3 million increase in net cash provided by operating activities in the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to an increase in operating income attributable to improved operating results at our properties, partially offset by acquisition transaction costs of $26 million in 2015.

Investing Activities

For the year ended December 31, 2016, net cash used in investing activities of $210 million consisted primarily of capital expenditures for property and equipment.

During the year ended December 31, 2015, we generated $230 million in cash from investing activities primarily as a result of net proceeds of $456 million from our tax deferred exchange. Refer to Note 3: “Acquisitions” and Note 4: “Disposals” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information. This amount was partially offset by $226 million in capital expenditures for property and equipment.

For the year ended December 31, 2014, net cash used in investing activities was $120 million, primarily attributable to $171 million of capital expenditures for property and equipment, partially offset by $26 million in distributions from unconsolidated affiliates.

Financing Activities

The $789 million increase in net cash provided by financing activities in the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily attributable to a $987 million increase in contributions from Parent and a $37 million increase in Net transfers from Parent, partially offset by a $99 million increase in cash dividends paid to Parent and an increase in net repayment of debt of $153 million.  The majority of this activity was related to the spin-off from Hilton.

The $314 million increase in net cash used in financing activities in the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily attributable to an increase in repayment of debt, partially offset by a decrease in cash dividends paid to Parent and a decrease in net transfers to Parent of $270 million and $87 million, respectively. The changes in borrowings and repayments of debt were primarily due to the repayment of the $525 million loan in connection with the sale of the Waldorf Astoria New York as well as a $69 million paydown of the Existing CMBS loan and a $64 million payoff of a mortgage loan assumed in conjunction with the equity investment exchange that occurred in 2015.

Debt

As of December 31, 2016, our total indebtedness was approximately $3 billion, excluding approximately $214 million of our share of debt of investments in affiliates. Substantially all of the debt of such unconsolidated affiliates is secured solely by the affiliates’ assets or is guaranteed by other partners without recourse to us. For further information on our total indebtedness and debt repayments refer to Note 8: “Debt” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Distribution Policy

In order to qualify as a REIT, we are required to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly distributions to our stockholders in a manner intended to satisfy this requirement. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. It is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions. It is also possible that our board of directors could decide to make required distributions in part by using shares of our common stock.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2016:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in millions)
Debt(1)(2)	$3,912	$167	$216	$979	$2,550
Capital lease obligations(2)	76	1	2	2	71
Operating leases(3)	345	26	51	48	220
Total contractual obligations	$4,333	$194	$269	$1,029	$2,841

(1)	We have assumed the exercise of all extensions that are exercisable solely at our option.
(2)	Includes principal, as well as estimated interest payments. For our variable-rate debt we have assumed a constant 30-day LIBOR rate of 0.77% as of December 31, 2016.
(3)

Only includes our future minimum lease payments, refer to Note 10: “Leases” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

The total amount of unrecognized tax benefits as of December 31, 2016 was $6 million. These amounts are excluded from the table above because they are uncertain and subject to the findings of the taxing authorities in the jurisdictions where we are subject to tax. It is possible that the amount of the liability for unrecognized tax benefits could change during the next year. Refer to Note 11: “Income Taxes” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements as of December 31, 2016 included construction contract commitments of approximately $36 million for capital expenditures at our properties. Our contracts contain clauses that allow us to cancel all or some portion of the work. If cancellation of a contract occurred, our commitment would be any costs incurred up to the cancellation date, in addition to any costs associated with the discharge of the contract.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in our historical combined consolidated financial statements and accompanying footnotes. We believe that of our significant accounting policies, which are described in Note 2: “Basis of Presentation and Summary of Significant Accounting Policies” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made were based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect our financial position, results of operations and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material effect on our financial position or results of operations.

Property and Equipment and Intangible Assets with Finite Lives

We evaluate the carrying value of our property and equipment and intangible assets with finite lives by comparing the expected undiscounted future cash flows to the net book value of the assets if we determine there are indicators of potential impairment. If it is determined that the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is recorded in our combined consolidated statements of comprehensive income as an impairment loss.

As part of the process described above, we exercise judgment to:

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determine if there are indicators of impairment present. Factors we consider when making this determination include assessing the overall effect of trends in the hospitality industry and the general economy, historical experience, capital costs and other asset-specific information;

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determine the projected undiscounted future cash flows when indicators of impairment are present. Judgment is required when developing projections of future revenues and expenses based on estimated growth rates over the expected useful life of the asset group. These estimated growth rates are based on historical operating results, as well as various internal projections and external sources; and

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determine the asset fair value when required. In determining the fair value, we often use internally-developed discounted cash flow models. Assumptions used in the discounted cash flow models include estimating cash flows, which may require us to adjust for specific market conditions, as well as capitalization rates, which are based on location, property or asset type, market-specific dynamics and overall economic performance. The discount rate takes into account our weighted average cost of capital according to our capital structure and other market specific considerations.

Changes in estimates and assumptions used in our impairment testing of property and equipment and intangible assets with finite lives could result in future impairment losses, which could be material.

During the year ended December 31, 2016, we recognized an impairment loss of $15 million related to our property and equipment and intangible assets. Refer to Note 9: “Fair Value Measurements” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information. A 10% change in our estimate of fair value of these properties and equipment and intangible assets that were impaired during 2016 would have resulted in less than $1 million of additional impairment loss. Further, we did not identify any additional property and equipment or intangible assets with finite lives with indicators of impairment for which an additional 10% change in our estimates of undiscounted future cash flows or other significant assumptions would result in material impairment losses.

Investments in Affiliates

We evaluate our investments in affiliates for impairment when there are indicators that the fair value of our investment may be less than our carrying value. We record an impairment loss when we determine there has been an “other-than-temporary” decline in the investment’s fair value. If an identified event or change in circumstances requires an evaluation to determine if the value of an investment may have an other-than-temporary decline, we assess the fair value of the investment based on the accepted valuation methods, which include discounted cash flows, estimates of sales proceeds and external appraisals. If an investment’s fair value is below its carrying value and the decline is considered to be other-than-temporary, we will recognize an impairment loss in equity in earnings (losses) from investments in affiliates for equity method investments in our combined consolidated statements of comprehensive income.

Our investments in affiliates consist primarily of our interests in entities that own or lease properties. As such, the factors we consider when determining if there are indicators of potential impairment are similar to property and equipment discussed above. If there are indicators of potential impairment, we estimate the fair value of our equity method and cost method investments by internally developed discounted cash flow models. The principal factors used in our discounted cash flow models that require judgment are the same as the items discussed in property and equipment above.

Changes in estimates and assumptions used in our impairment testing of investments in affiliates could result in future impairment losses, which could be material.

During the year ended December 31, 2016, we recognized an impairment loss of $17 million related to our investments in affiliates. Refer to Note 9: “Fair Value Measurements” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K for additional information. A 10% change in our estimate of fair value of these investments in affiliates that were impaired during 2016 would have resulted in less than $1 million of additional impairment loss. Further, we did not identify any additional investments in affiliates with indicators of impairment for which a 10% change in our estimates of future cash flows or other significant assumptions would result in material impairment losses.

Business Combinations

Property and equipment are recorded at fair value and allocated to land, buildings and leasehold improvements, furniture and equipment and other identifiable assets using appraisals and valuations performed by management and independent third parties. Fair values are based on the exit price (i.e., the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date). We evaluate several factors, including market data for similar assets, expected future cash flows discounted at risk adjusted rates and replacement cost for the assets to determine an appropriate exit price when evaluating the fair value of our assets. Changes to these factors could affect the measurement and allocation of fair value. Other assets and liabilities acquired in a business combination are recorded based on the fair value of the assets acquired and liabilities assumed at acquisition date.

Goodwill

We review the carrying value of our goodwill by comparing the carrying value of our reporting unit to the fair value. Our reporting units are the same as our operating segments as described in Note 14: “Geographic and Business Segment Information” in our audited combined consolidated financial statements included elsewhere within this Annual Report on Form 10-K. We perform this evaluation annually or at an interim date if indicators of impairment exist. In any given year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we proceed to the two-step quantitative process. In the first step, we evaluate the fair value of our reporting unit quantitatively. When determining fair value, we utilize discounted future cash flow models, as well as market conditions relative to the operations of our reporting unit. When using a discounted cash flow approach, we utilize various assumptions that require judgment, including projections of revenues and expenses based on estimated long-term growth rates, and discount rates based on weighted average cost of capital. Our estimates of long-term growth and costs are based on historical data, as well as various internal projections and external sources. The weighted average cost of capital is estimated based on the reporting units’ cost of debt and equity and a selected capital structure. The selected capital structure for the reporting unit is based on consideration of capital structures of comparable publicly traded REITs. If the carrying amount of the reporting unit exceeds its estimated fair value, then the second step must be performed. In the second step, we estimate the implied fair value of goodwill, which is determined by taking the fair value of the reporting unit and allocating it to all of its assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination.

Changes in the estimates and assumptions used in our goodwill impairment testing could result in future impairment losses, which could be material. A change in our estimates and assumptions that would reduce the fair value of the reporting unit by 10% would not result in an impairment of our reporting unit. Additionally, when a portion of the reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business or businesses disposed and the portion of the reporting unit that is retained, we use estimates and assumptions similar to that of those used in our impairment analysis.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using currently enacted tax rates. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions may increase or decrease our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially affect our historical combined consolidated financial statements.

We use a prescribed more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return if there is uncertainty in income taxes recognized in the financial statements. Assumptions and estimates are used to determine the more-likely-than-not designation. Changes to these assumptions and estimates can lead to an additional income tax expense (benefit), which can materially change our combined consolidated financial statements.

Consolidations

We use judgment when evaluating whether we have a controlling financial interest in an entity, including the assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests in an entity that are not controllable through voting interests. If the entity is considered to be a variable interest entity (“VIE”), we use judgment determining whether we are the primary beneficiary, and then consolidate those VIEs for which we have determined we are the primary beneficiary. If the entity in which we hold an interest does not meet the definition of a VIE, we evaluate whether we have a controlling financial interest through our voting interest in the entity. Changes to judgments used in evaluating our partnerships and other investments could materially affect our combined consolidated financial statements.